EXHIBIT 10.38
SECOND AMENDMENT
TO EMPLOYMENT AGREEMENT
     This Second Amendment (“Second Amendment”) to the Employment Agreement dated June 1, 2000 by and between TIME WARNER ENTERTAINMENT COMPANY, L.P., a subsidiary of Time Warner Cable Inc., and Carl Rossetti (the “Employment Agreement”) is made effective as of January 1, 2010.
     Each of the parties hereto, intending to be legally bound, hereby agrees that the Employment Agreement shall be amended as follows:
1.	Section 2 of the Employment Agreement shall be amended by: (a) deleting each reference to “and Time Warner Inc.’s (“TWI”)” and “and TWI” from the second paragraph, and (b) replacing the reference to “TWI’s Statement of Corporate Policy and Compliance Program Manual” with “the Company’s Standards of Business Conduct” in the second paragraph.
     2.      Section 3 of the Employment Agreement shall be amended by: (a) adding the following defined term at the end of the first sentence: “(the “Target Bonus”)”, and (b) deleting the following phrase from the second sentence: “; provided, however, the Employee shall be entitled to a minimum Annual Bonus in respect of each calendar year equal to one-half of the bonus calculated based on such target percentage (the “Target Bonus”) for such calendar year”.
     3.      Section 5(b) of the Employment Agreement shall be deleted in its entirety and replaced with the following:
“(b). Section Intentionally Left Blank.”
     4.      Section 5(c)(i) of the Employment Agreement shall be amended by adding a new Section 5(c)(i)(C) as follows:
     “C. If the commencement of the Transition Period is determined to be a separation from service (within the meaning of Section 409A of the Code), any Annual Bonus payment (1) related to the year that Employee’s separation from service occurs, but excluding any portion of such year identified as the Transition Period, shall be calculated based on the actual performance of the Company and Employee (and Region if applicable), whereas the Employee’s individual performance score shall be equal to the Company’s performance score (and the Region’s performance score if applicable), and (2) related to the Transition Period, shall be calculated based on the greater of the Employee’s Target Bonus and the average of the two most recent full year Annual Bonuses. All payments of bonuses pursuant to this subsection shall be made at the times set forth in Section 3.”

     5.      Section 6(b)(i) of the Employment Agreement shall be deleted in its entirety and replaced with the following:
“(i). Section Intentionally Left Blank.”
     6.      Section 6(b)(ii) of the Employment Agreement shall be amended by deleting the following phrase from the first sentence:
“prior to the occurrence of a Change in Control, or more than three years following a Change in Control”
     7.      Section 6(b)(ii) of the Employment Agreement shall be amended by adding the following phrase at the end of the first sentence:
“; provided that, the portion of the Annual Bonus payment related to active service in the year that Employee’s termination of employment occurs, shall be calculated based on the actual performance of the Company and Employee (and Region if applicable), whereas the Employee’s individual performance score shall be equal to the Company’s performance score (and the Region’s performance score if applicable).”
     8.      Section 8 of the Employment Agreement shall be amended by deleting the phrase “continue to be an employee” from the second sentence and replacing it with the phrase: “continue to be treated as an employee”.
     9.      Section 9 of the Employment Agreement shall be deleted in its entirety and replaced with the following:
“9. Section Intentionally Left Blank.”
     10.      Section 10 of the Employment Agreement shall be deleted in its entirety and replaced with the following:
“10. IRC Sections 280G and 4999. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any amount or benefit paid or distributed to Employee pursuant to this Agreement or any other agreement or arrangement between the Company and Employee (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income or excise taxes (including the excise tax imposed by Section 4999) results in Employee’s receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Employee and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by an independent public accountant selected by the Company and reasonably acceptable to Employee (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes.
     a. For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.
     b. If Employee receives reduced payments and benefits by reason of this Section 10 and it is established pursuant to a final determination of the court or an Internal Revenue Service proceeding that Employee could have received a greater amount without resulting in an excise tax, then the Company shall promptly thereafter pay Employee the aggregate additional amount which could have been paid without resulting in an excise tax as soon as practicable.
     c. The parties agree to cooperate generally and in good faith with respect to (i) the review and determinations to be undertaken by the Accountants as set forth in Section 10 and (ii) any audit, claim or other proceeding brought by the Internal Revenue Service to review or contest or otherwise related to the determinations of the Accountants as provided for in Sections 10(a) and (b), including any claim or position taken by the Internal Revenue Service that, if successful, would require the payment by Employee of any additional excise tax, over and above the amounts of excise tax established under the procedure set forth in Section 10(b).

     d. The reduction of Company payments, if applicable, shall be effected in the following order (unless the Employee, to the extent permitted by Section 409A of the Code, elects another method of reduction by written notice to the Company prior to the Section 280G event): (i) any cash severance payments, (ii) any other cash amounts payable to Employee, (iii) any benefits valued as parachute payments (iv) acceleration of vesting of any stock options for which the exercise price exceeds the then fair market value of the underlying stock, in order of the option tranches with the largest Section 280G parachute value, (v) acceleration of vesting of any equity award that is not a stock option and (vi) acceleration of vesting of any stock options for which the exercise price is less than the fair market value of the underlying stock in such manner as would net Employee the largest remaining spread value if the options were all exercised as of the Section 280G event.”
     11.      Section 12(b) of the Employment Agreement shall be amended by deleting the term “Affiliated Person” in the second paragraph and replacing it with the following phrase: “entity for which the Employee serves or expects to serve as an Affiliated Person.”
     12.      Section 16 of the Employment Agreement shall be amended by deleting the address “290 Harbor Drive, Stamford, Connecticut 06902-6732” and replacing it with the following address: “60 Columbus Circle, New York, New York 10023”.
     13.      Sections 19, 22, and 24 of the Employment Agreement shall be amended by deleting each reference to “or TWI” and “and TWI”.
     14.      Section 26 of the Employment Agreement shall be deleted in its entirety and replaced with the following:
“26. Section Intentionally Left Blank.”
     15.      Section 28 of the Employment Agreement shall be deleted in its entirety and replaced with the following:
“28. Section Intentionally Left Blank.”
     16.      Section 32 of the Employment Agreement shall be amended to delete the first sentence of the third paragraph in its entirety and replace it with the following sentence:
“The parties agree that the arbitration hearing shall take place in New York, New York.”

     17.      A new Section 34 shall be added to the Employment Agreement as follows:
“34. Definition of Retirement for Equity Awards. Notwithstanding the provisions of Section 8 above, for equity awards granted on or after the effective date of the Second Amendment, the definition of “Retirement” applicable to Employee’s equity awards shall be the same definition in effect for equity awards granted in 2009.”
     18.      The parties agree that Exhibit C of the Employment Agreement (form of Release) shall be appropriately modified, if and when applicable, to reflect the foregoing amended terms of the Employment Agreement.
     Except as expressly provided in this Second Amendment, all other provisions of the Employment Agreement, as amended, shall remain in full force and effect.
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Signatures on following page.]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Second Amendment to be duly executed effective as of the date first written above.

TIME WARNER ENTERTAINMENT COMPANY, L.P., a subsidiary of Time Warner Cable Inc.

By:	/s/ Tomas Mathews	December 10, 2009

	Tomas Mathews	Date
Executive Vice President, Human Resources

Agreed and Accepted:

EXECUTIVE

By:	/s/ Carl Rossetti	December 10, 2009

	Carl Rossetti	Date